Exhibit 99.1

Digital Power Corporation Reports Financial Results for the Third Quarter Ended September 30, 2011

FREMONT, Calif., November 3, 2011 – Digital Power Corporation (DPW - News) today announced its financial results for the third quarter ended September 30, 2011.

The company reported revenue of $3,024,000 for the third quarter of 2011, a decrease of 5% over $3,186,000 for the same quarter in 2010.

Operating profit for the third quarter of 2011 was $474,000, compared to an operating profit of $382,000 for the same quarter in 2010. Net income for the third quarter of 2011 was $449,000 or $0.065 per diluted share, compared to a net income of $303,000 or $0.0447 per diluted share for the same quarter in 2010.

Commenting on the results, Amos Kohn, President and CEO of Digital Power Corporation, stated, “We are very pleased to report consistent performance with our three profitable quarters this year.  We experienced strong growth in revenue and net income for the year to date. Though our revenue decreased by 5% from the same quarter last year, we continue to see strong demand from the commercial and medical market segments. Our ongoing design wins for our custom products have resulted in purchase orders and annual purchase contracts for unique solutions in network applications, medical equipment devices and military applications. In addition, we are continuing with our proven collaborative strategy of developing long-term relationships with key, targeted accounts.”

About Digital Power:

Headquartered in Fremont, Calif., Digital Power Corporation (NYSE Amex: DPW) designs, manufactures and sells high-grade customized and off-the-shelf power system solutions. Its products are used in the most demanding telecom, industrial, medical and military applications where customers demand high density, high efficiency and ruggedized power solutions.

Reader contact: Leo Yen
Phone: 510-657-2635
Email: lyen@digipwr.com
Address: 41324 Christy St., Fremont, CA, 94538-3158
Website: www.digipwr.com

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for 2010 and the expected results of modifications to the Company’s strategy.  The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.

In particular, the following factors, among others, could cause actual results to differ materially from those described in the “forward looking statements”: (a) the possibility of net losses in the future; (b) the potential ineffectiveness of the Company’s strategic focus on power supply solution competencies; (c) the current instability in the global economy; (d) the inability of the Company to realize the benefits of the reduction in its cost structures due to changes in its markets or other factors, and the risk that the reduction in costs may limit the Company’s ability to compete; (e) the possible failure of the Company’s custom product development efforts to result in products that meet customers’ needs or such customers’ failure to accept such new products; (f) the ability of the Company to attract, retain and motivate key personnel; (g) dependence on a few major customers; (h) dependence on the electronic equipment industry; (i) reliance on third party subcontract manufacturers to manufacture certain aspects of the products sold by the Company; (j) reduced profitability as a result of increased competition, price erosion and product obsolescence within the industry; (k) the ability of the Company to establish, maintain and expand its OEM relationships and other distribution channels; (l) the inability of the Company to procure necessary key components for its products, or the purchase of excess or  the wrong inventory; (m) variations in operating results from quarter to quarter; (n) dependence on international sales and the impact of certain governmental regulatory restrictions on such international sales and operations; and other risk factors included in the Company’s most recent filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K.  All filings are also available on the Company’s website at www.digipwr.com.

Digital Power Corporation

Financial Data
(In thousands except for per share data)

	Three months Ended September 30		Nine months Ended September 30
Statement of Operations	2011	2010	2011	2010
Revenues	$3,024	$3,186	$9,174	$7,324
Operating income (loss)	474	382	1,089	330
Net income (loss)	449	303	1,027	274

Basic net earnings (loss) per share:	$0.067	$0.045	$0.153	$0.041
Diluted net earnings (loss) per share:	$0.065	$0.045	$0.150	$0.040

	September 30,2011	December 31,2010
Balance Sheet	(Unaudited)	(Audited)

Working capital	$3,842	$3,583
Total assets	$7,554	$7,179
Total liabilities	$2,526	$2,852
Shareholders' equity	$5,028	$4,327